Personalis Reports Third Quarter 2025 Financial Results

Company Advances "Win-in-MRD" Strategy with Compelling Clinical Trial Data and Increasing Physician Adoption of NeXT Personal® Platform

FREMONT, Calif. – November 4, 2025 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial results for the third quarter ended September 30, 2025. The quarter was distinguished by significant operational momentum in its "Win-in-MRD" strategy, headlined by increasing clinical tests delivered and robust clinical evidence generation.

Third Quarter 2025 and Recent Business Highlights

●
Accelerated Clinical Adoption: Delivered 4,388 clinical tests, demonstrating robust 26% sequential increase over Q2 2025 and a 364% year-over-year growth fueled by increasing physician adoption of the NeXT Personal platform for cancer monitoring.
●
Submitted for Medicare Lung Cancer Coverage: Submitted a third dossier for Medicare coverage. The Company has three pending indications and remains confident its evidence will meet the standard for coverage.
●
Presented New Lung Cancer Data: Presented positive new data from AstraZeneca's Phase 3 NeoADAURA trial in lung cancer. The findings show NeXT Personal is a strong predictor of patient outcomes and a more sensitive and accurate measure of MRD in the neoadjuvant setting. Data from the LAURA trial was also presented at ESMO that showed NeXT Personal could detect recurrence 5 months ahead of blinded expert review and NeXT Personal could be utilized for treatment response monitoring in adjuvant lung cancer.
●
Launched Prospective Breast Cancer Utility Study: Launched the CATE clinical trial in collaboration with Yale Cancer Center. The study aims to demonstrate the utility of NeXT Personal in guiding treatment decisions for patients with HR+/HER2- breast cancer to prevent metastatic relapse.

"Our third-quarter results demonstrate clear progress in our strategy to Win-in-MRD," said Chris Hall, Chief Executive Officer and President of Personalis. "The 364% year-over-year growth in our clinical test volume is a powerful indicator of physician enthusiasm for NeXT Personal. We believe the compelling data from the AstraZeneca NeoADAURA and LAURA studies and the launch of our CATE trial with Yale are helping to build an unimpeachable evidence base for our technology. With our third indication submitted for Medicare coverage, we are well positioned for success in this large market.”

Third Quarter 2025 Financial Results Compared with 2024

Revenue of $14.5 million for the third quarter of 2025 compared with $25.7 million. The decrease of 44% was primarily due to the expected decline of $4.6 million in revenue from Natera, a decrease in population sequencing revenue of $4.2 million, and a decrease in revenue from pharma tests and services, and other customers of $2.5 million.

○
Pharma tests and services, and other customers of $13.2 million for the third quarter of 2025 compared with $15.7 million, a decrease of 16%.

○
Population sequencing of $0.2 million for the third quarter of 2025 compared with $4.4 million, a decrease of 95%.

●
Gross margin of 13.2% for the third quarter of 2025 compared with 34.0%. The decrease was primarily due to a reduction in fixed cost absorption from the lower revenue volume and increased unreimbursed clinical test costs demonstrating the interest in our tests as we await reimbursement.

●
Net loss of $21.7 million, and net loss per share of $0.24 based on a weighted-average basic and diluted share count of 88.7 million in the third quarter 2025, compared with a net loss of $39.1 million, and net loss per share of $0.64 based on a weighted-average basic and diluted share count of 61.1 million; the prior year net loss included a $26.0 million non-cash expense from warrants which were exercised in the third quarter of the prior year.

●
Cash, cash equivalents, and short-term investments of $150.5 million as of September 30, 2025; cash usage of $23.4 million from operations and capital equipment additions in the third quarter of 2025.

Fourth Quarter and Full Year 2025 Outlook

Personalis expects the following for the fourth quarter of 2025:

●
Total company revenue to be in the range of $15.7 to $20.7 million
●
Revenue from pharma tests and services, and all other customers to be in the range of $12.0 to $17.0 million
●
Revenue from population sequencing and enterprise sales of approximately $3.7 million

Personalis now expects the following for the full year of 2025 (updated guidance):

●
Total company revenue in the range of $68.0 to $73.0 million (reduced range from prior guidance of $70.0 to $80.0 million)
●
Revenue from pharma tests and services, and all other customers in the range of $50.0 to $54.0 million (reduced range from prior guidance of $52.0 to $58.0 million)
●
Revenue from population sequencing and enterprise sales in the range of $16.5 to $17.0 million (increased range from prior guidance of $15.0 to $16.0 million)
●
Revenue from clinical tests reimbursed in the range of $1.5 to $2.0 million (reduced range from prior guidance of $3.0 to $6.0 million to account for reimbursement milestone later in 2025)
●
Gross margin in the range of 22% to 24% (no change from prior guidance), which is lower than the 32% gross margin for the full year of 2024 as we invest to drive clinical use of NeXT Personal ahead of reimbursement
●
Net loss of approximately $85 million (no change from prior guidance)
●
Cash usage of approximately $75 million (no change from prior guidance)

Webcast and Conference Call Information

Personalis will host a conference call to discuss the third quarter financial results, as well as plans for the remainder of 2025, after market close on Tuesday, November 4, 2025, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live by dialing 877-451-6152 for domestic callers or 201-389-0879 for international callers. The live webinar can be accessed at https://investors.personalis.com. A replay of the webinar will be available shortly after the conclusion of the call and will be archived on the company's website.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will,” “position” or similar expressions. These statements include statements relating to: the year-over-year growth in clinical test volume being indicative of physician enthusiasm for NeXT Personal and further growth of orders for NeXT Personal, the data from the NeoADAURA and LAURA studies and the launch of the CATE trial with Yale helping to build an unimpeachable evidence base for our technology, and Personalis’ fourth quarter and full year 2025 financial guidance. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from ModernaTX, Inc., Merck Sharp & Dohme LLC and other biopharma customers; our revenue guidance assumes the timing of tissue, blood, and other specimen sample receipts from customers, including from our biopharma customers for their clinical trials, which materially impacts revenue quarter-over-quarter and year-over-year; the success of Personalis’ clinical sales team’s and Tempus’ sales and marketing efforts; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT platform, including the NeXT Personal MRD assay remaining unique in its ability to detect traces of cancer in the ultra-sensitive range; future clinical data differing from the clinical data previously presented or expected results; the rate of adoption and use of the NeXT platform, including maintaining the accelerated physician adoption rates experienced in the third quarter of 2025; building our clinical laboratory business is subject to a number of reimbursement challenges and we may not be able to establish the medical necessity of our tests for coverage or reimbursement rates that cover our costs on the timelines expected, or at all; if we do not secure Medicare reimbursement coverage for two indications this year, we may not be able to achieve our revenue guidance from clinical tests, in which case our ability to achieve our overall revenue guidance would also be negatively impacted; the impact of competition and macroeconomic factors on our business; the partnering and/or collaboration arrangements that we have entered into or may enter into in the future may not be successful, or may terminate, which could adversely impact our business or affect our ability to develop and commercialize our services and products; having a limited number of suppliers; and customer concentration. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on February 27, 2025 and subsequent Quarterly Reports on Form 10-Q, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, being filed with the SEC later today. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations:

Caroline Corner

investors@personalis.com

415-202-5678

Media:

pr@personalis.com

PERSONALIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue (1)	$14,495	$25,709	$52,303	$67,814
Costs and expenses
Cost of revenue	12,581	16,964	38,426	45,539
Research and development	12,171	11,683	37,192	37,411
Selling, general and administrative (2)	13,034	11,444	39,476	35,019
Total costs and expenses	37,786	40,091	115,094	117,969
Loss from operations	(23,291)	(14,382)	(62,791)	(50,155)
Interest income	1,680	1,384	5,585	3,879
Interest expense	(64)	(7)	(140)	(25)
Other income (expense), net (3)	26	(26,081)	(100)	(18,544)
Loss before income taxes	(21,649)	(39,086)	(57,446)	(64,845)
Provision for income taxes	3	3	12	14
Net loss	$(21,652)	$(39,089)	$(57,458)	$(64,859)
Net loss per share, basic and diluted	$(0.24)	$(0.64)	$(0.65)	$(1.19)
Weighted-average shares outstanding, basic and diluted	88,699,131	61,051,350	88,226,838	54,708,205

(1) Includes related party revenue of $1.1 million and $3.5 million for the three and nine months ended September 30, 2025, respectively.

(2) Includes related party sales and marketing expenses of $1.2 million and $2.7 million for the three and nine months ended September 30, 2025, respectively.

(3) Includes related party other expense of $26.0 million and $18.3 million in connection with the change in fair value of Tempus Warrants for the three and nine months ended September 30, 2024, respectively.

PERSONALIS, INC.

SUPPLEMENTAL REVENUE INFORMATION (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Pharma tests and services (1)	$13,137	$15,698	$37,754	$38,707
Enterprise sales	650	5,264	5,430	21,194
Population sequencing	234	4,431	7,755	7,211
Clinical diagnostic	384	271	1,161	583
Other	90	45	203	119
Total revenue	$14,495	$25,709	$52,303	$67,814

(1) Includes related party revenue of $1.1 million and $3.5 million for the three and nine months ended September 30, 2025, respectively.

PERSONALIS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and par value data)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$49,973	$91,415
Short-term investments	100,542	93,594
Accounts receivable, net (1)	14,376	8,140
Inventory and other deferred costs	4,656	5,939
Prepaid expenses and other current assets	4,855	3,927
Total current assets	174,402	203,015
Property and equipment, net	47,003	48,274
Operating lease right-of-use assets	15,249	16,453
Other long-term assets	6,185	2,526
Total assets	$242,839	$270,268
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (2)	$11,147	$6,397
Accrued and other current liabilities (2)	23,552	21,629
Contract liabilities	1,457	3,100
Total current liabilities	36,156	31,126
Long-term operating lease liabilities	32,658	34,882
Other long-term liabilities (3)	2,610	1,303
Total liabilities	71,424	67,311
Commitments and contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 88,745,366 and 85,171,146 shares issued and outstanding, respectively	9	9
Additional paid-in capital	778,772	752,961
Accumulated other comprehensive income (loss)	82	(23)
Accumulated deficit	(607,448)	(549,990)
Total stockholders’ equity	171,415	202,957
Total liabilities and stockholders’ equity	$242,839	$270,268

(1) Includes related party accounts receivable of $2.6 million and $2.5 million as of September 30, 2025 and December 31, 2024, respectively.

(2) Includes related party liabilities of $4.6 million and $1.7 million as of September 30, 2025 and December 31, 2024, respectively.

(3) Includes related party liabilities of $1.1 million and $1.2 million as of September 30, 2025 and December 31, 2024, respectively.